Exhibit 99.1

Regional Management Corp. Announces Second Quarter 2017 Results

-    Net income of $6.1 million; diluted earnings per share of $0.52    -

-    Finance receivable growth of 12.5% from the prior year    -

-    30+ day delinquencies as a percentage of finance receivables of 6.5%    -

Greenville, South Carolina – August 1, 2017 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, today announced results for the second quarter ended June 30, 2017.

Second Quarter 2017 Highlights

•	Net income for the second quarter of 2017 was $6.1 million, an increase of 3.8% from the prior-year period. Net income for the second quarter of 2017 included $0.3 million of after-tax Chief Operating Officer transition costs. Diluted earnings per share for the second quarter of 2017 was $0.52, based on a diluted share count of 11.7 million.

•	Total finance receivables as of June 30, 2017 were $726.8 million, an increase of 12.5%, or $81.0 million, from the prior year, and up 4.6%, or $31.8 million, sequentially.

•	Ninth consecutive quarter that total finance receivables have increased at least 10% over the prior-year period.

•	Large loan finance receivables of $267.9 million increased $73.1 million, or 37.5%, from the prior-year period and now represent 36.9% of the total loan portfolio. Small loan finance receivables as of June 30, 2017 were $348.7 million, an increase of 9.0% over the prior-year period.

•	Total revenue for the second quarter of 2017 was $65.3 million, an $8.0 million, or 14.0%, increase from the prior-year period.

•	Interest and fee income increase of 13.7%, driven by a 12.5% increase in receivables compared to the prior-year period.

•	Overall yield increase of 20 basis points on a year-over-year basis.

•	Provision for credit losses for the second quarter of 2017 was $18.6 million, an increase of $5.2 million compared to the prior-year period. The provision for credit losses included $1.0 million related to a temporary shift of insurance claims expense. This line shift had no impact on the Company’s net income.

•	Annualized net credit losses as a percentage of finance receivables were 9.9% (inclusive of 0.9% attributable to the shift in insurance claims expense noted above), an increase from 8.6% in the prior-year period. Sequentially, annualized net credit losses were down 100 basis points from 10.9% in the first quarter of 2017.

•	Total delinquencies as a percentage of total finance receivables as of June 30, 2017 were 17.5%, an improvement from 18.3% as of June 30, 2016, and an increase from 15.7% as of March 31, 2017.

•	30+ day contractual delinquencies were 6.5%, an improvement from 6.8% as of June 30, 2016 and flat sequentially.

•	The Company entered into a $125.0 million revolving warehouse credit facility, which is expandable to $150.0 million, and also increased the committed line under its senior revolving credit facility to $638.0 million from its previous amount of $585.0 million.

“We were pleased with our second quarter performance, driven once again by double-digit top-line and finance receivables growth and further improving credit trends,” said Peter R. Knitzer, President and Chief Executive Officer of Regional Management. “Our ongoing focus on our core small and large loan categories led us to generate a 14% year-over-year increase in interest and fee income. In addition, we continued to concentrate on stabilizing credit, and as a result, we managed to reduce our net credit losses a full 100 basis points from the first quarter and keep our 30+ day delinquency level flat.”

“In addition to our strong results, in June we announced that we had entered into a $125 million warehouse credit facility, expandable to $150 million, and further increased our committed line under our revolving credit facility to $638 million,” added Mr. Knitzer. “Finally, we successfully converted our branches in Oklahoma and South Carolina to our new operating platform, and we remain on schedule to have all states converted to the new platform by the end of 2017. Overall, we continue to make good progress with our growth strategy and the buildout of our infrastructure in order to deliver long-term shareholder value.”

Second Quarter 2017 Results

Finance receivables outstanding at June 30, 2017 were $726.8 million, a 12.5% increase from $645.7 million in the prior year. Finance receivables increased primarily due to an increase in both the core small and large loan portfolios and the addition of eight net new branches.

For the second quarter ended June 30, 2017, the Company reported total revenue of $65.3 million, a 14.0% increase from $57.3 million in the prior-year period. Interest and fee income for the second quarter of 2017 was $59.8 million, a 13.7% increase from $52.6 million in the prior-year period, primarily due to an increase in the portfolios of both small and large loans compared to the prior-year period. Insurance income, net for the second quarter of 2017 was $3.1 million, an increase of $0.5 million from the prior-year period primarily due to a transition in insurance carriers, causing some of the Company’s insurance claims to impact net credit losses instead of insurance income. Other income for the second quarter of 2017 was $2.5 million, a 15.5% increase from the prior-year period and consistent with portfolio growth.

The provision for credit losses in the second quarter of 2017 was $18.6 million, compared to $13.4 million in the prior-year period. The increase was primarily due to the $81.0 million increase in finance receivables, the temporary shift of $1.0 million in insurance claims expense, and a $1.0 million build in allowance for credit losses compared to a slight release in the second quarter of 2016.

Net credit losses were $17.6 million in the second quarter of 2017, compared to $13.4 million in the prior-year period, consistent with portfolio growth. Net credit losses for the second quarter of 2017 included $1.6 million of losses attributable to a temporary shift of certain insurance claims expense into net credit losses during a transition in the Company’s insurance provider. Annualized net credit losses as a percentage of average finance receivables in the second quarter of 2017 were 9.9% (inclusive of 0.9% attributable to the shift in insurance claims expense noted above), an increase from 8.6% in the prior-year period, but an improvement from 10.9% in the first quarter of 2017.

General and administrative expenses for the second quarter of 2017 were $31.6 million, an increase of 7.1%, or $2.1 million, from the prior-year period. General and administrative expenses for the second quarters of 2017 and 2016 included $0.3 million and $0.6 million of loan system conversion costs, respectively. Sequentially, general and administrative expenses increased $0.2 million, or 0.6%, from the first quarter of 2017 as increased marketing and personnel costs were mostly offset by a decrease in other expenses.

Net income for the second quarter of 2017 was $6.1 million, an increase from $5.9 million in the prior-year period. Diluted earnings per share for the second quarter of 2017 were $0.52, an increase from $0.49 in the prior-year period.

First Half 2017 Results

For the six months ended June 30, 2017, the Company reported total revenue of $131.2 million, a 15.0% increase from $114.0 million in the prior-year period. Interest and fee income for the six months ended June 30, 2017 was $119.0 million, a 14.6% increase from $103.9 million in the prior-year period, primarily due to an increase in the portfolios of both small and large installment loans compared to the prior-year period. Insurance income, net for the six months ended June 30, 2017 was $6.9 million, a 24.4% increase from the prior-year period, in part due to the temporary shift of certain claims expense into provision for credit losses during the Company’s transition to a new insurance provider. Other income for the six months ended June 30, 2017 was $5.2 million, a 13.8% increase from the prior-year period.

The provision for credit losses for the six months ended June 30, 2017 was $37.7 million versus $27.2 million in the prior-year period. Net credit losses for the six months ended June 30, 2017 were $37.0 million, which includes $2.6 million of losses attributable to a temporary shift of certain insurance claims expense into net credit losses during a transition in the Company’s insurance provider, compared to $28.4 million in the prior-year period. Annualized net credit losses as a percentage of average finance receivables for the six months ended June 30, 2017 were 10.4% (inclusive of 0.7% attributable to the shift in insurance claims expense noted above), an increase from 9.1% in the prior-year period.

General and administrative expenses for the six months ended June 30, 2017 were $63.1 million, an increase of $3.7 million, or 6.3%, from $59.4 million in the prior-year period. Included in the six months 2017 and 2016 results were $0.8 million and $1.0 million in loan system conversion costs, respectively.

Net income for the six months ended June 30, 2017 was $13.8 million, a 24.2% increase compared to net income of $11.1 million in the prior-year period. The net income increase for the six months ended June 30, 2017 was partially due to $1.5 million of tax benefits from the exercise or vesting of share-based compensation that occurred during the first half of 2017. Diluted earnings per share for the six months ended June 30, 2017 was $1.17 compared to $0.89 in the prior-year period.

2017 De Novo Outlook

As of June 30, 2017, the Company’s branch network consisted of 347 locations. Regional Management opened 3 net de novo branches in the second quarter of 2017 and a total of 8 net de novo branches for the first half of 2017. For the full year 2017, the Company maintains its plan to open between 10 and 15 de novo branches.

Liquidity and Capital Resources

As of June 30, 2017, the Company had finance receivables of $726.8 million and outstanding long-term debt of $497.0 million (consisting of $446.6 million of long-term debt on its $638.0 million senior revolving credit facility, $24.0 million of long-term debt on its $125.0 million revolving warehouse credit facility, and $26.4 million of long-term debt on its $75.7 million amortizing loan). During the second quarter of 2017, the Company entered into a $125.0 million revolving warehouse credit facility, which is expandable to $150.0 million and is secured by certain large loan receivables. The warehouse credit facility has an initial term of 18 months, to be followed by a 12-month amortization period.

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 5:00 PM ET to discuss these results.

The dial-in number for the conference call is (855) 590-2959 (toll-free) or (503) 343-6651 (direct), passcode 53608307. Please dial the number 10 minutes prior to the scheduled start time.

*** A supplemental slide presentation will be made available on Regional Management’s website prior to the earnings call at www.RegionalManagement.com. ***

In addition, a live webcast of the conference call will also be available on Regional Management’s website at www.RegionalManagement.com.

A replay will be available following the end of the call through Tuesday, August 8, 2017, by telephone at (855) 859-2056 (toll-free) or (404) 537-3406 (direct), passcode 53608307. A webcast replay of the call will be available at www.RegionalManagement.com for one year following the call.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent Regional Management Corp.’s expectations or beliefs concerning future events. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: changes in general economic conditions, including levels of unemployment and bankruptcies; risks associated with Regional Management’s transition to a new loan origination and servicing software system; risks related to opening new branches, including the ability or inability to open new branches as planned; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; changes in interest rates; the risk that Regional Management’s existing sources of liquidity become insufficient to satisfy its needs or that its access to these sources becomes unexpectedly restricted; changes in federal, state, or local laws, regulations, or regulatory policies and practices, and risks associated with the manner in which laws and regulations are interpreted, implemented, and enforced; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and credit losses); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management); changes in the competitive environment in which Regional Management operates or in the demand for its products; risks related to acquisitions; changes in operating and administrative expenses; and the departure, transition, or replacement of key personnel. Such factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update the information contained in this press release beyond the publication date, except to the extent required by law, and is not responsible for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other traditional lenders. Regional Management began operations in 1987 with four branches in South Carolina and has since expanded its branch network across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma, New Mexico, Georgia, and Virginia. Each of its loan products is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, independent and franchise automobile dealerships, online credit application networks, retailers, and its consumer website. For more information, please visit www.RegionalManagement.com.

Contact:

Investor Relations

Garrett Edson, (203) 682-8331

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

(in thousands, except per share amounts)

			Better (Worse)				Better (Worse)
	2Q 17	2Q 16	$	%	YTD 17	YTD 16	$	%
Revenue
Interest and fee income	$59,787	$52,589	$7,198	13.7%	$119,042	$103,889	$15,153	14.6%
Insurance income, net	3,085	2,601	484	18.6%	6,890	5,540	1,350	24.4%
Other income	2,466	2,135	331	15.5%	5,226	4,593	633	13.8%

Total revenue	65,338	57,325	8,013	14.0%	131,158	114,022	17,136	15.0%

Expenses
Provision for credit losses	18,589	13,386	(5,203)	(38.9)%	37,723	27,177	(10,546)	(38.8)%
Personnel	18,387	16,674	(1,713)	(10.3)%	36,555	33,801	(2,754)	(8.1)%
Occupancy	5,419	4,770	(649)	(13.6)%	10,704	9,633	(1,071)	(11.1)%
Marketing	1,779	2,062	283	13.7%	2,984	3,577	593	16.6%
Other	6,057	6,042	(15)	(0.2)%	12,853	12,342	(511)	(4.1)%

Total general and administrative	31,642	29,548	(2,094)	(7.1)%	63,096	59,353	(3,743)	(6.3)%
Interest expense	5,221	4,811	(410)	(8.5)%	10,434	9,521	(913)	(9.6)%

Income before income taxes	9,886	9,580	306	3.2%	19,905	17,971	1,934	10.8%
Income taxes	3,751	3,668	(83)	(2.3)%	6,136	6,883	747	10.9%

Net income	$6,135	$5,912	$223	3.8%	$13,769	$11,088	$2,681	24.2%

Net income per common share:
Basic	$0.53	$0.50	$0.03	6.0%	$1.19	$0.90	$0.29	32.2%

Diluted	$0.52	$0.49	$0.03	6.1%	$1.17	$0.89	$0.28	31.5%

Weighted-average shares outstanding:
Basic	11,554	11,756	202	1.7%	11,524	12,256	732	6.0%

Diluted	11,730	11,974	244	2.0%	11,723	12,462	739	5.9%

Return on average assets (annualized)	3.5%	3.8%			3.9%	3.6%

Return on average equity (annualized)	11.3%	12.0%			12.9%	11.1%

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except par value amounts)

			Increase (Decrease)
	2Q 17	2Q 16	$	%
Assets
Cash	$3,678	$2,827	$851	30.1%
Gross finance receivables	933,257	820,688	112,569	13.7%
Unearned finance charges and insurance premiums	(206,490)	(174,944)	(31,546)	(18.0)%

Finance receivables	726,767	645,744	81,023	12.5%
Allowance for credit losses	(42,000)	(36,200)	(5,800)	(16.0)%

Net finance receivables	684,767	609,544	75,223	12.3%
Property and equipment	11,653	9,208	2,445	26.6%
Restricted cash	10,630	8,237	2,393	29.1%
Intangible assets	8,480	4,601	3,879	84.3%
Deferred tax asset	1,776	—	1,776	100.0%
Other assets	6,549	8,386	(1,837)	(21.9)%

Total assets	$727,533	$642,803	$84,730	13.2%

Liabilities and Stockholders’ Equity
Liabilities:
Long-term debt	$497,049	$441,147	$55,902	12.7%
Unamortized debt issuance costs	(5,539)	(2,285)	(3,254)	(142.4)%

Net long-term debt	491,510	438,862	52,648	12.0%
Accounts payable and accrued expenses	14,656	10,571	4,085	38.6%
Deferred tax liability	—	446	(446)	(100.0)%

Total liabilities	506,166	449,879	56,287	12.5%
Commitments and Contingencies
Stockholders’ equity:
Preferred stock ($0.10 par value, 100,000 shares authorized, no shares issued or outstanding)	—	—	—	—
Common stock ($0.10 par value, 1,000,000 shares authorized, 13,201 shares issued and 11,655 shares outstanding at June 30, 2017 and 12,961 shares issued and 11,415 shares outstanding at June 30, 2016)	1,320	1,296	24	1.9%
Additional paid-in-capital	92,535	90,828	1,707	1.9%
Retained earnings	152,558	125,846	26,712	21.2%
Treasury stock (1,546 shares at June 30, 2017 and 2016)	(25,046)	(25,046)	—	0.0%

Total stockholders’ equity	221,367	192,924	28,443	14.7%

Total liabilities and stockholders’ equity	$727,533	$642,803	$84,730	13.2%

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(in thousands, except per share amounts)

	Averages and Yields
	2Q 17		1Q 17		2Q 16
	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)
Small loans	$341,184	42.9%	$349,521	42.3%	$313,388	43.0%
Large loans	253,049	29.0%	239,033	28.7%	178,683	28.8%
Automobile loans	83,082	16.5%	88,150	16.6%	103,626	17.9%
Retail loans	30,486	19.1%	32,560	18.7%	29,007	19.1%

Total interest and fee yield	$707,801	33.8%	$709,264	33.4%	$624,704	33.7%

Total revenue yield	$707,801	36.9%	$709,264	37.1%	$624,704	36.7%

	Components of Increase in Interest and Fee Income 2Q 17 Compared to 2Q 16 Increase (Decrease)
	Volume	Rate	Volume & Rate	Net
Small loans	$2,988	$(81)	$(7)	$2,900
Large loans	5,358	60	26	5,444
Automobile loans	(921)	(365)	73	(1,213)
Retail loans	71	(3)	(1)	67
Product mix	(501)	568	(67)	—

Total increase in interest and fee income	$6,995	$179	$24	$7,198

	Net Loans Originated (1)
	2Q 17	1Q 17	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	2Q 16	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$160,380	$115,359	$45,021	39.0%	$153,049	$7,331	4.8%
Large loans	86,771	57,020	29,751	52.2%	72,174	14,597	20.2%
Automobile loans	5,828	8,789	(2,961)	(33.7)%	9,355	(3,527)	(37.7)%
Retail loans	6,353	6,264	89	1.4%	8,627	(2,274)	(26.4)%

Total net loans originated	$259,332	$187,432	$71,900	38.4%	$243,205	$16,127	6.6%

(1)	Represents the balance of loan origination and refinancing net of unearned finance charges

	Other Key Metrics
	2Q 17	1Q 17	2Q 16
Net credit losses	$17,589	$19,384	$13,416
Percentage of average finance receivables (annualized)	9.9%	10.9%	8.6%

Provision for credit losses	$18,589	$19,134	$13,386
Percentage of average finance receivables (annualized)	10.5%	10.8%	8.6%
Percentage of total revenue	28.5%	29.1%	23.4%

General and administrative expenses	$31,642	$31,454	$29,548
Percentage of average finance receivables (annualized)	17.9%	17.7%	18.9%
Percentage of total revenue	48.4%	47.8%	51.5%

Same store results:
Finance receivables at period-end	$723,547	$682,218	$611,589
Finance receivable growth rate	12.0%	12.6%	9.5%
Number of branches in calculation	336	329	306

	Finance Receivables by Product
	2Q 17	1Q 17	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	2Q 16	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$348,742	$335,552	$13,190	3.9%	$320,077	$28,665	9.0%
Large loans	267,921	242,380	25,541	10.5%	194,857	73,064	37.5%

Total core loans	616,663	577,932	38,731	6.7%	514,934	101,729	19.8%
Automobile loans	79,861	85,869	(6,008)	(7.0)%	100,721	(20,860)	(20.7)%
Retail loans	30,243	31,203	(960)	(3.1)%	30,089	154	0.5%

Total finance receivables	$726,767	$695,004	$31,763	4.6%	$645,744	$81,023	12.5%

Number of branches at period end	347	344	3	0.9%	338	9	2.7%
Average finance receivables per branch	$2,094	$2,020	$74	3.7%	$1,910	$184	9.6%

	Contractual Delinquency by Aging
	2Q 17		1Q 17		2Q 16
Allowance for credit losses	$42,000	5.8%	$41,000	5.9%	$36,200	5.6%
Current	599,344	82.5%	586,085	84.3%	527,080	81.7%
1 to 29 days past due	80,064	11.0%	63,978	9.2%	74,439	11.5%

Delinquent accounts:
30 to 59 days	17,018	2.3%	13,860	2.1%	16,710	2.5%
60 to 89 days	10,726	1.5%	9,889	1.4%	10,045	1.6%
90 to 119 days	7,793	1.0%	7,569	1.0%	7,237	1.1%
120 to 149 days	6,302	0.9%	6,975	1.0%	5,358	0.8%
150 to 179 days	5,520	0.8%	6,648	1.0%	4,875	0.8%

Total contractual delinquency	$47,359	6.5%	$44,941	6.5%	$44,225	6.8%

Total finance receivables	$726,767	100.0%	$695,004	100.0%	$645,744	100.0%

1 day and over past due	$127,423	17.5%	$108,919	15.7%	$118,664	18.3%

	Contractual Delinquency by Product
	2Q 17		1Q 17		2Q 16
Small loans	$26,610	7.6%	$26,573	7.9%	$26,436	8.3%
Large loans	13,839	5.2%	12,142	5.0%	8,459	4.3%
Automobile loans	5,172	6.5%	4,513	5.3%	7,768	7.7%
Retail loans	1,738	5.7%	1,713	5.5%	1,562	5.2%

Total contractual delinquency	$47,359	6.5%	$44,941	6.5%	$44,225	6.8%

	Quarterly Trend
	2Q 16	3Q 16	4Q 16	1Q 17	2Q 17	QoQ $ B(W)	YoY $ B(W)
Revenue
Interest and fee income	$52,589	$57,420	$59,654	$59,255	$59,787	$532	$7,198
Insurance income, net	2,601	2,346	1,570	3,805	3,085	(720)	484
Other income	2,135	2,709	2,797	2,760	2,466	(294)	331

Total revenue	57,325	62,475	64,021	65,820	65,338	(482)	8,013

Expenses
Provision for credit losses	13,386	16,410	19,427	19,134	18,589	545	(5,203)
Personnel	16,674	18,180	16,998	18,168	18,387	(219)	(1,713)
Occupancy	4,770	5,175	5,251	5,285	5,419	(134)	(649)
Marketing	2,062	1,786	1,474	1,205	1,779	(574)	283
Other	6,042	5,312	5,103	6,796	6,057	739	(15)

Total general and administrative	29,548	30,453	28,826	31,454	31,642	(188)	(2,094)
Interest expense	4,811	5,116	5,287	5,213	5,221	(8)	(410)

Income before income taxes	9,580	10,496	10,481	10,019	9,886	(133)	306
Income taxes	3,668	4,020	4,014	2,385	3,751	(1,366)	(83)

Net income	$5,912	$6,476	$6,467	$7,634	$6,135	$(1,499)	$223

Net income per common share:
Basic	$0.50	$0.57	$0.57	$0.66	$0.53	$(0.13)	$0.03

Diluted	$0.49	$0.56	$0.55	$0.65	$0.52	$(0.13)	$0.03

Weighted-average shares outstanding:
Basic	11,756	11,384	11,408	11,494	11,554	(60)	202

Diluted	11,974	11,664	11,763	11,715	11,730	(15)	244

Net interest margin	$52,514	$57,359	$58,734	$60,607	$60,117	$(490)	$7,603

Net credit margin	$39,128	$40,949	$39,307	$41,473	$41,528	$55	$2,400

	2Q 16	3Q 16	4Q 16	1Q 17	2Q 17	QoQ $ Inc (Dec)	YoY $ Inc (Dec)
Total assets	$642,803	$691,329	$712,224	$690,432	$727,533	$37,101	$84,730

Finance receivables	$645,744	$696,149	$717,775	$695,004	$726,767	$31,763	$81,023

Allowance for credit losses	$36,200	$39,100	$41,250	$41,000	$42,000	$1,000	$5,800

Long-term debt	$441,147	$481,766	$491,678	$462,994	$497,049	$34,055	$55,902

	General & Administrative Expenses Trend
	2Q 16	3Q 16	4Q 16	1Q 17	2Q 17	QoQ $ B(W)	YoY $ B(W)
Legacy operations expenses	$18,224	$19,596	$19,238	$20,497	$19,208	$1,289	$(984)
2017 new branch expenses				276	499	(223)	(499)

Total operations expenses	18,224	19,596	19,238	20,773	19,707	1,066	(1,483)
Marketing expenses	2,062	1,786	1,474	1,205	1,779	(574)	283
Home office expenses	9,262	9,071	8,114	9,476	10,156	(680)	(894)

Total G&A expenses	$29,548	$30,453	$28,826	$31,454	$31,642	$(188)	$(2,094)

	Averages and Yields
	YTD 17		YTD 16
	Average Finance Receivables	Average Yield	Average Finance Receivables	Average Yield
Small loans	$346,752	42.4%	$320,806	42.3%
Large loans	246,564	28.8%	166,312	28.4%
Automobile loans	85,580	16.5%	107,463	18.1%
Retail loans	31,569	18.8%	28,494	19.1%

Total interest and fee yield	$710,465	33.5%	$623,075	33.3%

Total revenue yield	$710,465	36.9%	$623,075	36.6%

	Components of Increase in Interest and Fee Income YTD 17 Compared to YTD 16 Increase (Decrease)
	Volume	Rate	Volume & Rate	Net
Small loans	$5,485	$192	$15	$5,692
Large loans	11,410	284	137	11,831
Automobile loans	(1,975)	(809)	165	(2,619)
Retail loans	294	(41)	(4)	249
Product mix	(643)	884	(241)	—

Total increase in interest and fee income	$14,571	$510	$72	$15,153

	Net Loans Originated (1)
	YTD 17	YTD 16	YTD $ Inc (Dec)	YTD % Inc (Dec)
Small loans	$275,739	$267,426	$8,313	3.1%
Large loans	143,791	120,743	23,048	19.1%
Automobile loans	14,617	17,840	(3,223)	(18.1)%
Retail loans	12,617	17,328	(4,711)	(27.2)%

Total net loans originated	$446,764	$423,337	$23,427	5.5%

(1)	Represents the balance of loan origination and refinancing net of unearned finance charges

	Other Key Metrics
	YTD 17	YTD 16
Net credit losses	$36,973	$28,429
Percentage of average finance receivables (annualized)	10.4%	9.1%

Provision for credit losses	$37,723	$27,177
Percentage of average finance receivables (annualized)	10.6%	8.7%
Percentage of total revenue	28.8%	23.8%

General and administrative expenses	$63,096	$59,353
Percentage of average finance receivables (annualized)	17.8%	19.1%
Percentage of total revenue	48.1%	52.1%